As filed with the Securities and Exchange Commission on March 20, 2023

Registration No. 333-262667

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1

ON FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CEPTON, INC.

(Exact name of registrant as specified in its charter)

Delaware	3714	27-2447291
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

399 West Trimble Road
San Jose, California 95131
(408) 459-7579

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jun Pei
Cepton, Inc.
399 West Trimble Road
San Jose, California 95131
(408) 459-7579

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Sieben, Esq.
Ryan Coombs, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road

Menlo Park, California 94025

(415) 984-8700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The original registration statement (the “Existing Registration Statement”) of Cepton, Inc. (“Cepton”) on Form S-1 (File No. 333-262667), declared effective by the Securities and Exchange Commission (the “SEC”) on May 11, 2022, to which this Registration Statement is Post-Effective Amendment No. 1 (this “Registration Statement”), covered the issuance and sale of up to 14,700,000 shares of our common stock.

This Registration Statement constitutes Post-Effective Amendment No. 1 to the Existing Registration Statement and is being filed to convert such registration statement on Form S-1 into a registration statement on Form S-3 because Cepton is now eligible to use Form S-3. This Registration Statement contains an updated prospectus relating to the offering and sale of the shares of outstanding common stock covered by the Existing Registration Statement. This Registration Statement amends and restates the information contained in the Existing Registration Statement (and all amendments and supplements thereto) under the headings contained herein.

All filing fees payable in connection with the registration of the shares of our common stock covered by this Registration Statement were paid by the Registrant at the time of the initial filing of the Existing Registration Statement. No additional securities are registered hereby.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 20, 2023

PRELIMINARY PROSPECTUS

CEPTON, INC.
Up to 14,700,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 14,700,000 shares of our common stock, par value $0.00001 per share (the “Common Stock”), by the selling stockholder, Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “selling stockholder”).

The shares of common stock to which this prospectus relates includes shares that have been or may be issued to Lincoln Park pursuant to a purchase agreement between us and Lincoln Park dated November 24, 2021 (the “Purchase Agreement”). On February 10, 2022, we issued 50,000 shares of our common stock to Lincoln Park, and we issued an additional 150,000 shares of our common stock to Lincoln Park on August 9, 2022, in each case as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement. As of March 1, 2023, 1,142,505 shares of common stock had been sold to Lincoln Park under the Purchase Agreement for consideration of $1.7 million.

We may receive gross proceeds of up to $100,000,000 from the sale of shares to Lincoln Park under the Purchase Agreement, from time to time, in our discretion, subject to satisfaction of the conditions in the Purchase Agreement.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act. See “Plan of Distribution” on page 20 for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus.

Lincoln Park may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. While the Purchase Agreement limits the rate at which we can sell shares of common stock to Lincoln Park, the number of shares of common stock that we can sell to Lincoln Park under the Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. As a result, the resale by Lincoln Park of shares of our common stock pursuant to this prospectus could have a significant negative impact on the trading price of our common stock. See “Lincoln Park Transaction” on page 22 for more information.

In addition, we have filed a separate registration statement registering the issuance to and resale by certain third parties unrelated to Lincoln Park of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. Any sales of such shares into the public market by such certain third parties unrelated to Lincoln Park could similarly have a significant negative impact on the trading price of our common stock.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares to which this prospectus relates. Lincoln Park will pay or assume discounts, commissions, and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CPTN”. On March 20, 2023, the closing price of our common stock was $0.4643.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “risk factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

Unless the context otherwise requires, references in this prospectus to “Cepton,” the “Company,” “us,” “we,” “our” and any related terms prior to the closing of the Business Combination are intended to mean Cepton Technologies, Inc., a Delaware corporation, and after the closing of the Business Combination, Cepton, Inc. and its consolidated subsidiaries.

“Amended and Restated Charter” means the second amended and restated certificate of incorporation of Cepton, in effect as of the date of this prospectus, which includes the Certificate of Designations of Series A Convertible Preferred Stock.

“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated August 4, 2021, as amended by the Amendment to the Business Combination Agreement, dated as of January 21, 2022, by and among GCAC, Merger Sub and Cepton.

“Cepton” or the “Company” means Cepton, Inc., a Delaware corporation.

“Cepton Board” means the board of directors of Cepton.

“Closing” means the closing of the Business Combination.

“Closing Date” means February 10, 2022.

“common stock” means the common stock, par value $0.00001 per share, of Cepton, Inc.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Earnout Shares” means the up to 13,000,000 shares of common stock that may be issued to Legacy Cepton securityholders if certain share prices of common stock are achieved and other conditions are satisfied.

“Founder Shares” means GCAC Class B common stock initially purchased by Growth Capital Sponsor LLC (the “Sponsor”), Nautilus Carriers LLC and HB Strategies LLC in private placement transactions prior to the GCAC IPO, and the shares of common stock issued upon the conversion thereof as provided herein.

“GCAC” means Growth Capital Acquisition Corp., a Delaware corporation, which was renamed “Cepton, Inc.” in connection with the Closing.

“GCAC Board” means the board of directors of GCAC prior to the Business Combination.

“GCAC Class A common stock” means the Class A common stock, par value $0.0001, of GCAC.

“GCAC Class B common stock” means the Class B common stock, par value $0.0001, of GCAC.

“GCAC IPO” means GCAC’s initial public offering that was consummated by GCAC on February 2, 2021.

“Legacy Cepton” means Cepton Technologies, Inc., a Delaware corporation, and includes the surviving corporation after the Merger. References herein to Cepton will include its subsidiaries, including Legacy Cepton, to the extent reasonably applicable

“Merger” means the merger of Merger Sub with and into Legacy Cepton, with Legacy Cepton continuing as the surviving corporation and as a wholly-owned subsidiary of GCAC (which changed its name to Cepton, Inc. upon the Closing), in accordance with the terms of the Business Combination Agreement.

“Merger Sub” means GCAC Merger Sub Inc., a Delaware corporation.

“Units” means Units issued in the GCAC IPO, including any overallotment securities acquired by GCAC’s underwriters, consisting of one share of GCAC Class A common stock and one-half of one Public Warrant.

“Warrants” means any of the Private Placement Warrants and the Public Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “objective,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “milestone,” “designed to,” “proposed” or other similar expressions that predict or imply future events or trends or that are not statements of historical matters. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We caution readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity, future sensor sales numbers and market share, potential benefits and the commercial attractiveness to our customers of our products and services, the potential success of our marketing and expansion strategies, and the potential for us to achieve design awards. These statements are based on various assumptions, whether or not identified in this prospectus, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

●	the conditions affecting the markets in which we operate;

●	the success of our strategic relationships, including with Koito, which is not exclusive;

●	fluctuations in sales by our major customers;

●	fluctuations in capital spending in the automotive and smart infrastructure markets;

●	negative impact on the global economy and capital markets resulting from macroeconomic conditions, including inflation and rising interest rates, the effects of the COVID-19 pandemic or other future public health crises, and the potential impact of geopolitical conflicts, such as the ongoing conflict in Ukraine;

●	changes in applicable laws or regulations;

●	the possibility that our business may be adversely affected by other economic, business, or competitive factors;

●	the risk that current trends in the automotive and smart infrastructure markets decelerate or do not continue;

●	errors or material differences in our estimates and expectations for our financial performance and growth, including when we will generate positive cash flow from operations;

●	risks relating to the uncertainty of projected financial and operating information, including whether we will be able to achieve our target milestones, our pricing and sales volume targets, and our proposed production timelines and win the engagements contemplated in our projected pipeline, and the ability of original equipment manufacturers (“OEMs”) and other strategic partners to re-source or cancel vehicle or technology programs;

●	risks related to future market adoption of our offerings;

●	the final terms of our arrangement with our Tier 1 partner and, in turn, our Tier 1 partner’s contract with General Motors Company differing from our expectations, including with respect to volume and timing, or the arrangement can be terminated or may not materialize into a long-term contract partnership arrangement;

●	risks related to our marketing and growth strategies;

●	the effects of competition on our future business;

●	our ability to issue equity or equity-linked securities in the future;

●	our ability to raise funding on reasonable terms as necessary to develop our products in the timeframe contemplated by our business plan, and to comply with the terms of any restrictive, financial or other covenants included in the agreements governing such funding, including the consent and other rights granted to Koito as part of the CPS investment;

●	our ability to execute our business plans and strategy;

●	the outcome of any legal proceedings that may be instituted against us, including any related to Business Combination;

●	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors”; and

●	other risks and uncertainties described from time to time in any reports we file with the SEC that are incorporated herein by reference.

If any of these risks materialize or any of our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we presently do not know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our assessment as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. Forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included or incorporated by reference in this prospectus.

The Company

Founded in 2016 by Chief Executive Officer, Dr. Jun Pei and Chair of Technology Advisory Board and Former Chief Technology Officer, Dr. Mark McCord, Cepton is focused on the deployment of high performance, mass-market light detection and ranging (“lidar”) technologies to deliver safety and autonomy across the automotive and smart infrastructure markets. We offer near-range lidars, long-range lidars and ultra-long-range lidars, automotive software and smart lidar systems that include our perception software. Our solutions include industrial and automotive grade lidars. For mass market automotive advanced driver assistance systems (“ADAS”) applications, we also sell components and license technologies to Tier 1 suppliers to enable them to manufacture lidars in high volume and sell to OEM customers. By adopting our solutions, our customers can enable safety and autonomy applications across a broad range of end-markets including our primary market, ADAS in consumer and commercial vehicles, which we believe represents not just the largest market opportunity for lidar applications over the next decade, but also the market with the best potential for near term mass-market commercialization. Cepton is headquartered in San Jose, California, with a presence in North America, Europe, Japan, India and China, to serve a fast-growing global customer base.

Corporate Information

Cepton was founded and incorporated as a Delaware corporation in 2016. Cepton’s principal executive offices are located at 399 West Trimble Rd, San Jose, CA 95131, and its telephone number is (408) 459-7579. Cepton’s website address is www.cepton.com. Information contained on or accessible through Cepton’s website is not a part of this prospectus, and the inclusion of Cepton’s website address in this prospectus is an inactive textual reference only.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Issuer	Cepton, Inc.

Shares of common stock offered by the selling stockholder:

●     200,000 shares of our common stock issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement (the “Commitment Shares”). We did not receive any cash proceeds from the issuance of these Commitment Shares; and

●     up to $100.0 million of shares of common stock that we may sell to Lincoln Park, from time to time within a period of 36 months in accordance with the Purchase Agreement. All sales are at our sole discretion.

Shares of common stock to be outstanding immediately after this offering:

170,118,665 shares of common stock assuming a sale of the 13,357,495 shares registered pursuant to the registration statement of which this prospectus is a part that remained unissued as of March 1, 2023. The actual number of shares issued will vary depending on the prices at which we sell shares, if any, to Lincoln Park.

Use of proceeds:

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $100,000,000 in gross proceeds from the sale of shares to Lincoln Park pursuant to the Purchase Agreement. Any proceeds we receive, we intend to use for working capital and general corporate purposes. See “Use of Proceeds” for additional information.

Nasdaq ticker symbols:	Our common stock is currently listed on Nasdaq under the symbol “CPTN”.

Risk factors:	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus.

Unless we specifically state otherwise or the context otherwise requires, the number of shares of our common stock that will be outstanding after this offering is based on 156,761,170 shares of our common stock outstanding as of March 1, 2023, and excludes:

●	15,123,142 shares reserved under the Cepton, Inc. 2022 Equity Incentive Plan (the “2022 Plan”);

●	3,080,960 shares reserved under the Cepton, Inc. Employee Stock Purchase Plan (the “ESPP”);

●	13,000,000 Earnout Shares;

●	5,175,000 shares of common stock (the “Private Warrant Shares”) issuable upon exercise of the private placement warrants that were originally issued in a private placement at the time of the GCAC IPO (the “Private Placement Warrants”);

●	8,625,000 shares of common stock (the “Public Warrant Shares”) issuable upon exercise of the public warrants sold as part of the units in the GCAC IPO (the “Public Warrants”);

●	22,514,380 shares underlying outstanding options and restricted stock units (“RSUs”) and performance stock units (“PSUs”);

●	the shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which are not convertible into shares of common stock until January 19, 2024;

●	any shares of common stock issuable pursuant to the preemptive rights granted to Koito Manufacturing Co., Ltd. pursuant to the Investor Rights Agreements, dated as of January 19, 2023; and

●	the 13,357,495 additional shares which may be issued to Lincoln Park in the future under the Purchase Agreement, should we elect to sell shares to Lincoln Park.

RISK FACTORS

Before investing in our securities, you should carefully consider the risk factors incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission and any reports we file with the SEC after the date of this prospectus that are incorporated herein by reference, as well as the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus we file with the SEC. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The market price of our securities could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our securities. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $100.0 million in gross proceeds that we may sell to Lincoln Park pursuant to the Purchase Agreement from time to time. We estimate that the gross proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $100.0 million over up to an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and before other estimated fees and expenses. We may sell fewer than all of the shares offered by this prospectus, in which case our net offering proceeds will be less. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. As of March 1, 2023, 1,142,505 shares of common stock had been sold to Lincoln Park under the Purchase Agreement for consideration of $1.7 million. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus and in any accompanying prospectus supplements, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from the sale of shares to Lincoln Park, if any, in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

The sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of common stock we will have to issue to Lincoln Park pursuant to the Purchase Agreement and our existing shareholders would experience greater dilution.

The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock.

Our net tangible book value as of December 31, 2022 was $1.6 million, or $0.01 per share, based on 156,747,708 shares of common stock outstanding as of that date. After giving effect to the assumed sale of the 13,357,495 shares registered pursuant to the registration statement of which this prospectus is a part that remained unissued as of December 31, 2022 to Lincoln Park pursuant to the Purchase Agreement at an assumed sale price of $1.27 per share (which represents the closing price of our common stock on December 30, 2022), our as-adjusted net tangible book value as of December 31, 2022 would have been approximately $18.6 million, or $0.11 per share. This represents an immediate increase in net tangible book value of $0.10 per share to existing shareholders and an immediate dilution of $1.16 per share to investors in this offering.

The number of shares outstanding as of December 31, 2022 excludes:

●	15,123,142 shares reserved under the 2022 Plan;

●	3,080,960 shares reserved under the ESPP;

●	13,000,000 Earnout Shares;

●	5,175,000 Private Warrants Shares;

●	8,625,000 Public Warrants Shares;

●	19,093,676 shares underlying outstanding options, RSUs, and PSUs;

●	the shares of common stock issuable upon conversion of the Series A Preferred Stock, which were not outstanding as of December 31, 2022 and which are not convertible into shares of common stock until January 19, 2024;

●	any shares of common stock issuable pursuant to the preemptive rights granted to Koito Manufacturing Co., Ltd. pursuant to the Investor Rights Agreements, dated as of January 19, 2023; and

●	the 13,357,495 additional shares which may be issued to Lincoln Park in the future under the Purchase Agreement, should we elect to sell shares to Lincoln Park.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our shares in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of the DGCL, the Amended and Restated Charter and Bylaws in their entirety for a complete description of the rights and preferences of the Company’s securities.

Pursuant to the Amended and Restated Charter, our authorized capital stock consists of 355,000,000 shares of common stock, $0.00001 par value, and 5,000,000 shares of undesignated preferred stock, $0.00001 par value. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all information that is important to you.

Common Stock

As of March 1, 2023, Cepton has a total of 156,761,170 shares of common stock issued and outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended and Restated Charter or the Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of the common stock that are voted is required to approve any such matter voted on by our stockholders.

The Cepton Board consists of seven members. In accordance with the Amended and Restated Charter, the Cepton Board is divided into three classes of directors, with (a) one class of directors, the Class A Directors, initially serving until Cepton’s 2023 annual meeting of stockholders (but any subsequent Class A Directors serving a three (3)-year term), (b) a second class of directors, the Class B Directors, initially serving until Cepton’s 2024 annual meeting of stockholders (but any subsequent Class B Directors serving a three (3)-year term), and (c) a third class of directors, the Class C Directors, serving until Cepton’s 2025 annual meeting of stockholders (and any subsequent Class C Directors serving a three (3) year term). Directors will not be able to be removed during their term except for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Notwithstanding anything to the contrary in the foregoing, the rights and preferences of the common stockholders are subject to the rights and preferences of the preferred stock.

Preferred Stock

The Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. As of the date hereof, we have 100,000 shares of Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock are entitled to certain rights and preferences, including preferential dividend rights, conversion rights (and anti-dilution adjustments) and put rights pursuant to the Company’s Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”). In connection with the issuance of the Series A Preferred Stock, we entered into the Investor Rights Agreement (the “Investor Rights Agreement”) with Koito Manufacturing Co., Ltd. (“Koito”), pursuant to which we granted Koito certain rights, including Cepton Board rights, consent rights, preemptive rights and registration rights. You are encouraged to read the Certificate of Designations and Investor Rights Agreement in their entirety. We do not currently intend to issue any additional shares of preferred stock, but we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will expire February 10, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We filed with the SEC a registration statement covering the shares of our common stock issuable upon exercise of the Public Warrants, and we agreed to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

As of the date of this prospectus, the sales price of our common stock did not exceed the threshold that would allow Cepton to redeem the Public Warrants.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Private Placement Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and GCAC. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to the Existing Registration Statement, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrantholder.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Private Placement Warrants will not be redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends is dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. The payment of any cash dividends is within the discretion of our board of directors at such time and may be subject to Koito’s consent under the Investor Rights Agreement. Further, with the incurrence of indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and the Amended and Restated Charter and the Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of our assets with a market value of 10% or more of our aggregate market value of all of our assets or of all of our outstanding stock. However, the above provisions of Section 203 do not apply if:

●	the Cepton Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the initial business combination is approved by the Cepton Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Cepton Board because the stockholder approval requirement would be avoided if the Cepton Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Cepton Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Amended and Restated Charter provides that the Cepton Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the Cepton Board only by successfully engaging in a proxy contest at two or more annual meetings.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against any current or former directors, officers, employees, or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. The Amended and Restated Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although the our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Special meeting of stockholders

The Bylaws provide that special meetings of our stockholders may be called only by a resolution adopted by the Cepton Board.

Advance notice requirements for stockholder proposals and director nominations

The Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken at any annual and special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance of the DGCL and may not be taken by written consent of the stockholders without a meeting.

Classified Board of Directors

The Cepton Board is divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. As a result, in most circumstances, a person can gain control of the Cepton Board only by successfully engaging in a proxy contest at two or more annual meetings. The Amended and Restated Charter and the Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the Cepton Board, including a vacancy resulting from an enlargement of the Cepton Board, may be filled only by vote of a majority of our directors then in office.

Series A Preferred Stock

So long as our Series A Preferred Stock is outstanding, the rights and preferences of the Series A Preferred Stock, including the “fundamental change repurchase” rights, may make it more difficult or discourage an attempt to obtain control of us or to accomplish a transaction which stockholders may otherwise deem to be in their best interests. Pursuant to the Investor Rights Agreement, even if the Series A Preferred Stock ceases to be outstanding, Koito may continue to be entitled to rights that may make it more difficult or discourage an attempt to obtain control of us or to accomplish a transaction which stockholders may otherwise deem to be in their best interests.

Listing of Securities

Our common stock and Public Warrants are currently listed on Nasdaq under the symbol “CPTN” and “CPTNW,” respectively.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on November 24, 2021, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares that may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may from time to time offer and sell pursuant to this prospectus any or all of the shares that we may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares.

The following table provides, as of the date of this prospectus, information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 156,761,170 shares of common stock outstanding as of March 1, including the 1,342,505 shares we have already issued to Lincoln Park pursuant to the Purchase Agreement. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of March 1, 2023. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC(1)	40,000	(2)	*	14,700,000	(3)	*

*	Represents less than 1% of the outstanding shares and/or assumes all shares registered hereunder have been resold by Lincoln Park.

(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of Common Stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)	Represents 40,000 shares issued to Lincoln Park under the Purchase Agreement, all of which are covered by the registration statement that includes this prospectus. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering all of the shares that Lincoln Park may be required to purchase on or after the date of this prospectus pursuant to the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part remains effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)	Represents: (i) 200,000 Commitment Shares issued to Lincoln Park and (ii) an aggregate of 14,500,000 shares that may be sold by us to Lincoln Park at our discretion from time to time within a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including the registration statement of which this prospectus is a part remains effective. Depending on the price per share at which we sell our shares to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more or less shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $100,000,000 total commitment available to us under the Purchase Agreement. If we choose to sell more shares than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of the common stock who are initial purchasers of such common stock pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more (by vote or value) of our shares;

●	persons subject to the “applicable financial statement” accounting rules under Section 451(b) of the Code;

●	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

●	persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

●	tax-exempt entities;

●	controlled foreign corporations; and

●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its common stock exchanged. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

●	a foreign corporation; or

●	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock.    A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and may be filed with respect to the proceeds from a sale or other disposition of shares of common stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

An aggregate of up to 14,700,000 shares of our common stock may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The common stock may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from Lincoln Park and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Lincoln Park, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park. As of March 1, 2023, 1,142,505 shares of common stock had been sold to Lincoln Park under the Purchase Agreement for consideration of $1.7 million.

Our common stock is quoted on Nasdaq under the trading symbol “CPTN.”

LINCOLN PARK TRANSACTION

General

On November 24, 2021, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $100,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on November 24, 2021, we entered into the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by the Lincoln Park of 14,700,000 shares of our common stock, comprised of: (i) 200,000 Commitment Shares and (ii) an additional 14,500,000 shares we may sell to Lincoln Park under the Purchase Agreement from time to time from and after Commencement. All sales are at our sole discretion. As of March 1, 2023, 1,142,505 shares of common stock had been sold to Lincoln Park under the Purchase Agreement for consideration of $1.7 million.

Other than the 200,000 Commitment Shares, we do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied. The conditions set forth in the Purchase Agreement were initially satisfied on May 11, 2002 (the “Commencement Date”). After the Commencement Date, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase shares of our common stock having a value of up to $500,000 on any business day (the “Purchase Date”), which may be increased to up to $1,000,000 depending on certain conditions as set forth in the Purchase Agreement (and subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement) (each, a “Regular Purchase”). The purchase price per share for a Regular Purchase will be the lower of: (i) the lowest trading price for shares of our common stock on the applicable Purchase Date and (ii) the average of the three lowest closing sale prices for our common stock during the ten consecutive business days ending on the business day immediately preceding such Purchase Date. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price.

Since and after the Commencement Date, we also have the right, but not the obligation, to direct Lincoln Park on each Purchase Date to make “accelerated purchases” on the following business day (the “Accelerated Purchase Date”) up to the lesser of (i) 300% of the number of shares purchased pursuant to a Regular Purchase or (ii) 30% of the trading volume on Accelerated Purchase Date (during a time period specified in the Purchase Agreement) at a purchase price equal to the lesser of 95% of (x) the closing sale price of our common stock on the Accelerated Purchase Date and (y) of the volume weighted average price of our common stock on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement) (each, an “Accelerated Purchase”). We have the right in our sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase and we may direct multiple Accelerated Purchases in a day provided that delivery of shares has been completed with respect to any prior Regular and Accelerated Purchases that Lincoln Park has purchased.

The Purchase Agreement may be terminated by us at any time after the Commencement Date, at our sole discretion, without any cost or penalty, by giving one business day notice to Lincoln Park to terminate the Purchase Agreement.

Actual sales of shares of common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our common stock and determinations by us as to available and appropriate sources of funding for our operations. The Purchase Agreement prohibits us from issuing or selling and Lincoln Park from acquiring any shares of our common stock if those shares of common stock, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership of more than 9.99% of the then issued and outstanding shares of our common stock.

Although the Purchase Agreement provides that we may sell up to an aggregate of $100,000,000 of our common stock to Lincoln Park, only 14,700,000 shares of our common stock are being offered under this prospectus to Lincoln Park, which represents the 200,000 Commitment Shares and 14,500,000 shares issuable to Lincoln Park under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $100,000,000 total commitment available to us under the Purchase Agreement. If all of the 14,700,000 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent less than 10.0% of the total number of shares of our common stock outstanding as of the date hereof. If we elect to issue and sell more than the 14,700,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable Nasdaq rules, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $9.95 per share (which represents the lower of (A) the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and (B) the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, adjusted such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules). In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq Capital Market.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. Lincoln Park has agreed that neither it nor any of its agent, representatives or affiliates will enter into or effect, directly or indirectly a short selling or hedging, which establishes a net short position with respect to the our common stock. There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into a similar type of agreement or Equity Line of Credit during the Term, excluding an At-The-Market transaction with a registered broker-dealer), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of one business day (other than in connection with a general suspension of trading on such market);

●	the delisting of the common stock from The Nasdaq Capital Market (or nationally recognized successor thereto), provided, however, that the common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc., the OTCQB operated by the OTC Markets Group, Inc. or such other nationally recognized trading market (or nationally recognized successor to any of the foregoing);

●	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within three business days after the applicable date on which Lincoln Park is entitled to receive such shares;

●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

●	a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a Custodian for us or for all or substantially all of our property, or (iii) orders the liquidation of us or our subsidiaries;

●	if at any time we are not eligible to transfer our common stock electronically as DWAC shares; or

●	if at any time after the Commencement Date, the Exchange Cap is reached (to the extent such Exchange Cap is applicable), and stockholder approval has not been obtained in accordance with the applicable rules of The Nasdaq Stock Market.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 14,700,000 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months commencing on the Commencement Date. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement.

If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Although the Purchase Agreement provides that we may sell up to $100,000,000 of our common stock to Lincoln Park, we are only registering 14,700,000 shares under this prospectus. From the Commencement Date, through March 1, 2023, we issued 1,342,505 shares (including 200,000 Commitment Shares) to Lincoln Park pursuant to the Purchase Agreement for consideration of $1.7 million, which leaves a maximum of 13,357,495 additional shares (the “Additional Shares”) to be issued for future purchases. Accordingly, depending on the assumed average price per share, we may or may not be able to ultimately sell to Lincoln Park a number of shares of our common stock with a total value of $100,000,000.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of Additional Shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Additional Shares to Lincoln Park Under the Purchase Agreement(1)
$0.4643	(3)	0	0.9%	$0
$3.00		13,357,495	8.6%	$40,072,485
$5.00		13,357,495	8.6%	$66,787,475
$6.00		13,357,495	8.6%	$80,144,970
$7.00		13,357,495	8.6%	$93,502,465
$8.00		12,287,500	8.1%	$98,300,000
$9.00		10,922,222	7.3%	$98,299,998

(1)	If applicable, represents $100.0 million less the $1.7 million of sales previously made under the Purchase Agreement.

(2)	The numerator is based on the number of Additional Shares issuable at the corresponding assumed purchase price as set forth in the adjacent column plus the 200,000 Commitment Shares. The denominator is based on 156,761,170 shares of our common stock outstanding as of March 1, 2023 adjusted to include the number of shares of our common stock set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of Additional Shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column without giving effect to the Beneficial Ownership Cap. Based on the assumed purchase prices and the number of shares of our common stock outstanding, we would exhaust all 14,700,000 shares registered pursuant to the registration statement of which this prospectus is a part before implicating the Exchange Cap.

(3)	The closing sale price of our shares on March 20, 2023, was below the “floor price” of $1.00 per share in the Purchase Agreement.

LEGAL MATTERS

O’Melveny & Myers LLP has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of Cepton, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by referenced herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the shares of our common stock offered hereby. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at http://www.sec.gov. We also maintain a website at https://www.cepton.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. If you would like additional copies of this prospectus, you should contact us at the following address and telephone number:

CEPTON, INC.

399 West Trimble Road

San Jose, California, 95131

(408) 459-7579

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents that were previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Subsequent information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

●	our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 20, 2023;

●	our Current Reports on Form 8-K filed with the SEC on January 11, 2023, January 24, 2023 (excluding any information furnished but not filed in such reports under Item 2.02, Item 7.01, or Item 9.01) and March 14, 2023 (solely with respect to Item 5.02); and

●	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 28, 2021, and any amendment or report filed with the SEC for the purpose of updating the description.

The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

CEPTON, INC.

399 West Trimble Road

San Jose, California, 95131

(408) 459-7579

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

SEC registration fees	$12,509.49
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Amended and Restated Charter provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered or will enter into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require us, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Any underwriting agreement or distribution agreement that we enter into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify us, some or all of our directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.

We have entered into, and may in the future enter into, registration rights agreements or agreements including registration rights provisions with selling securityholders that provide for cross-indemnification in connection with the registration of our securities on behalf of such selling securityholders.

Item 16. Exhibits and Financial Statement Schedules.

Exhibits.

Exhibit No.	Description
1.1+	Underwriting Agreement.
2.1	Business Combination Agreement, dated as of August 4, 2021, by and among GCAC, Merger Sub and Cepton (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by GCAC on August 5, 2021).
2.2	Amendment to Business Combination Agreement, dated as of January 21, 2022, by and among GCAC, Merger Sub and Cepton (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by GCAC on January 24, 2022).
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Cepton on February 10, 2022).
3.2	Certificate of Designations of Series A Convertible Preferred Stock, par value $0.00001, of Cepton, Inc., dated January 18, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Cepton on January 24, 2023).
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Cepton on February 10, 2022).
4.1	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Cepton on February 10, 2022).
4.2	Form of Warrant Certificate of the Company (included in Exhibit 4.3).
4.3	Warrant Agreement, dated January 29, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by GCAC on February 4, 2021).
4.4	Warrant to Purchase Stock for Legacy Cepton (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K filed by GCAC on January 5, 2022).
5.1	Opinion of O’Melveny & Myers LLP (incorporated by reference to Exhibit 5.1 of the Registration Statement filed by Cepton on February 11, 2022).
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1 of the Registration Statement filed by Cepton on February 11, 2022).
24.1*	Power of Attorney (included on signature pages below).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
107	Filing Fee Exhibit (included as part of Exhibit 107 of the Registration Statement filed by Cepton on February 11, 2022).

+	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

*	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 20th day of March, 2023.

CEPTON, INC.

By:	/s/ Jun Pei
Jun Pei
President, Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jun Pei and Hull Xu, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jun Pei	President, Chairman, Chief Executive Officer	March 20, 2023
Jun Pei	and Director (Principal Executive Officer)

/s/ Hull Xu	Chief Financial Officer	March 20, 2023
Hull Xu	(Principal Financial and Accounting Officer)

/s/ Takayuki Katsuda	Director	March 20, 2023
Takayuki Katsuda

/s/ Hideharu (Harry) Konagaya	Director	March 20, 2023
Hideharu (Harry) Konagaya

/s/ George Syllantavos	Director	March 20, 2023
George Syllantavos

/s/ Mei (May) Wang	Director	March 20, 2023
Mei (May) Wang

/s/ Jun Ye	Director	March 20, 2023
Jun Ye

/s/ Xiaogang (Jason) Zhang	Director	March 20, 2023
Xiaogang (Jason) Zhang